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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                        Commission File Number 001-14350


                         MONEYGRAM PAYMENT SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


                         MoneyGram Payment Systems, Inc.
                           7401 West Mansfield Avenue
                            Lakewood, Colorado 80235
                                 (303) 716-6800
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)


                        Common Stock, par value $.01 per Share
            (Title of each class of securities covered by this Form)


                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [x]         Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(1)(ii)  [ ]         Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(i)   [ ]         Rule 12h-3(b)(2)(ii) [ ]
         Rule 12g-4(a)(2)(ii)  [ ]         Rule 15d-6           [ ]
         Rule 12h-(3)(b)(1)(i) [x]

         Approximate number of holders of record as of the certification or notice date: 75.

         Pursuant to the requirements of the Securities Exchange Act of 1934, MoneyGram Payment Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:                                    BY: /s/ SCOTT E. SAYRE
     ----------------------------           ------------------------------------
                                            Scott E. Sayre
                                            Secretary